CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Aerosonic Corporation of our report dated May 2, 2011 relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Aerosonic Corporation for the year ended January 31, 2011.

/s/ Mayer Hoffman McCann P.C.

Clearwater, Florida

April 20, 2012